EXHIBIT 99.1

LAZARE KAPLAN INTERNATIONAL INC. RECEIVES NOTICE OF ACCEPTANCE
OF COMPLIANCE PLAN BY NYSE AMEX

New York, NY – November 12, 2009 – Lazare Kaplan International Inc. (AMEX:LKI) (the “Company”) announced today that it received notice from NYSE Regulation (the “Staff”), on behalf of NYSE AMEX LLC (the “Exchange”), on November 11, 2009, that it accepted the Company’s previously submitted plan of compliance (the “Plan”) and granted the Company an extension until December 31, 2009 (the “Extension Period”) to regain compliance with the Exchange’s continued listing standards, described further below. The Company will be subject to periodic review by the Staff during the Extension Period. Failure of the Company to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the Extension Period could result in the Company being delisted from the Exchange.

As announced by the Company on September 18, 2009, the Company received a Deficiency Letter from the Staff dated September 16, 2009, relating to the Company’s failure to timely file its Annual Report on Form 10-K for the fiscal year ended May 31, 2009. In response to that letter, the Company submitted the Plan, advising the Exchange of action it has taken, or will take, to bring the Company into compliance with Sections 134 and 1101 of the Exchange’s Company Guide. The Company received a second Deficiency Letter from the Staff dated October 20, 2009, relating to the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended August 31, 2009.

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of, or demand for, the Company's products, pricing pressures, adequate supply of rough diamonds, liquidity, inability to make progress consistent with the Plan, and other competitive factors.  These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.  The information contained in this press release is accurate only as of the date issued.  Investors should not assume that the statements made in these documents remain operative at a later time.  Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.